EXHIBIT 99.1

Investor Relations Contact: Raphael Gross 203-682-8253 investorrelations@dfrg.com Media Relations Contact: Alecia Pulman 203-682-8200 DFRGPR@icrinc.com
Del Frisco’s Restaurant Group, Inc. Provides Preliminary Business Update
To File SEC Form on 10-Q for Third Quarter 2018 on November 9, 2018 After Market Close
Reschedules Earnings Release and Conference Call to November 12, 2018

IRVING, TX - (GLOBE NEWSWIRE) - November 6, 2018 - Del Frisco’s Restaurant Group, Inc. (“Del Frisco’s” or the “Company”) (NASDAQ: DFRG) today announced that it will file its SEC Form on 10-Q for the third quarter ended September 25, 2018 on Friday, November 9, 2018 after the market close. We will then host a conference call to discuss these financial results on Monday, November 12, 2018 at 7:30 AM Central Time. The dial-in instructions will be provided in an earnings release that we will furnish that same morning.

The third quarter was a transformational one for the Company, which included four significant transactions: the acquisition of Barteca Restaurant Group, the disposition of Sullivan’s Steakhouse, a secondary offering of common stock, and a debt syndication. We are utilizing the additional time to properly record the preliminary purchase price allocation of the acquisition of Barteca Restaurant Group and the disposition of Sullivan’s Steakhouse, including discontinued operations presentation, along with completing our third quarter deferred tax valuation analysis. Today, we are presenting a preliminary update on third quarter results, integration efforts and other strategic initiatives, and their effects.

Integration Update

Norman Abdallah, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "We are positioning ourselves for long-term success by executing our brand strategies, ensuring liquidity and investment behind our three major growth brands -- Del Frisco’s Double Eagle Steakhouse (“Double Eagle”), Barcelona Wine Bar and bartaco -- through capital restructuring, shedding underperforming assets, and divesting Sullivan’s Steakhouse. ‘Front-end’ operations for Barcelona Wine Bar and bartaco have now been substantially integrated into the Del Frisco’s eco-system with their respective management teams working from our Irving, TX support center while ‘back-end’ support systems are on track to be fully integrated ahead of schedule by mid-year 2019. Encouragingly, general and administrative and purchasing synergies are now anticipated at the high end of our previous $3 million to $5 million range with significant savings run-rate beginning in the second half of 2019.”

Abdallah continued, “Our restaurant portfolio is benefitting from greater diversification and balance than ever before with contributions from our Emerging Brands strengthening our top-line, enabling synergies and providing new restaurant opportunities to support Del Frisco’s growth targets.”

Comparable Restaurant Sales

Based on our unaudited, preliminary results for the 13 weeks ended September 25, 2018, we expect to report that comparable restaurant sales decreased 1.9% for the third quarter, consisting of a 5.5% decrease in customer counts, partially offset by a 3.6% increase in average check.

Del Frisco’s Double Eagle Steakhouse
At the Double Eagle, comparable restaurant sales during the third quarter declined by 2.4% due to a 4.7% decline in customer counts partially offset by a 2.3% increase in average check. The Double Eagle’s comparable restaurant sales decline primarily reflected anticipated internal competition in Boston from our new Back Bay opening which, whilst significantly increasing our total revenue in the Boston market, had a negative 1.4% impact on the comparable restaurant sales calculation, a 1.1% impact from a decline in patio sales and a 0.3% impact from the continued under performance in Chicago. Excluding these three impacts, comparable restaurant sales increased 0.4% and customer counts declined 1.9%.

Under new Brand leadership, and despite these headwinds, comparable restaurant sales turned positive towards the end of the third quarter and this trend continued through our first five week period in the fourth quarter of 2018 with comparable restaurant sales rising in the low single digits. Private dining comparable sales increased close to 20% in this same period and bookings for the remaining weeks of the quarter are more than 20% above where they were at the same time in 2017.

Barcelona Wine Bar
At Barcelona Wine Bar, comparable restaurant sales during the third quarter increased 2.5% and revenues increased 10.7%. Customer counts increased by 1.0% and average check increased 1.5%.

bartaco
At bartaco, comparable restaurant sales during the third quarter declined 7.0% while revenues increased 11.8%. The comparable restaurant sales decline consisted of a 5.9% decrease in customer counts and a 1.1% decrease in average check. The comparable restaurant sales decline was principally due to the negative year over year impact of an incident at one location which we have now started to lap in the fourth quarter. Excluding this location, comparable restaurant sales would have fallen 2.1% in the third quarter versus a year ago. Notably we were also lapping our highest quarterly comparable restaurant sales from 2017 with a year-ago comparison of 11.1%.

On a two-year basis, excluding the restaurant impacted, comparable restaurant sales improved sequentially to 8.4% in the third quarter from 7.5% in the second quarter. In the first 12 days, since we have lapped the incident towards the end of October, bartaco’s comparable restaurant sales have risen 9.9%.

Breaking down performance by market in the third quarter, the Northeast region experienced 30 more days of rain and twice as much rainfall this year versus last year. This led to five bartacos in the Northeast experiencing a 14.1% decline in comparable restaurant sales or a 7.0% decline excluding the impacted restaurant noted above. The rest of the comparable restaurant footprint in Georgia, Tennessee and Florida, which did not see the same weather changes year over year, increased comparable restaurant sales 1.9% in the third quarter.

Del Frisco’s Grille
At Del Frisco’s Grille (“Grille”), comparable restaurant sales during the third quarter declined 0.4% consisting of a 9.0% decline in customer counts partially offset by an 8.6% increase in average check. Approximately 5.3% of the customer count decline and 4.0% of the sales decline was due to a decrease in patio sales which, due to adverse weather compared to prior year particularly in our Northeast and Texas markets, resulted in a $1.0 million patio sales decline and a reduction in patio sales mix from 17.7% in the third quarter of 2017 to 13.7% in the third quarter of 2018.

We have also seen a significant switch in our business as a result of actions taken following extensive consumer research and work with a third party consultant in 2017. Focus on our core guests through menu changes, the removal of all discounting and targeted marketing has led to a decline of 19.1% in customer counts for all guests with a Per Person Average Spend (“PPA”) below $40 at dinner and $30 at lunch, whereas customer counts have increased by 9.9% for all guests with a PPA above $40 at dinner and $30 at lunch. This change is the principal reason for our growth in average check.

Development

Del Frisco’s Double Eagle Steakhouse
We opened a restaurant in Boston, MA early during the third quarter, which is performing in line with expectations, and a restaurant in Atlanta, GA late during the third quarter, our first “smaller prototype” test location.

We have also opened a restaurant in San Diego, CA during the fourth quarter, while the restaurant in Century City, CA is now expected to open in the first quarter of 2019. We have also signed leases for restaurants in each of Pittsburgh, PA and Santa Clara, CA.

Barcelona Wine Bar
We expect to open a restaurant in Charlotte, NC during the fourth quarter.

bartaco
We opened a restaurant in North Hills, NC during the third quarter and expect to open restaurants in each of Fort Point, MA, and Dallas, TX during the fourth quarter with Madison, WI now scheduled to open in the first quarter of 2019.

Del Frisco’s Grille
We expect to open a restaurant in each of Philadelphia, PA and Fort Lauderdale, FL during the fourth quarter.

Revised Guidance

Based upon current information, we are updating our guidance for the 52-week fiscal year 2018, which ends on December 25, 2018, to reflect our year-to-date performance, the sale of Sullivan’s Steakhouse ahead of schedule, and expectations for the fourth quarter of 2018.

▪	Total comparable restaurant sales of (1.5)% to 0.5%;

▪	Ten restaurant openings consisting of three Del Frisco’s Steakhouses, three Del Frisco’s Grilles, and post-acquisition one Barcelona Wine Bar and three bartacos;

▪	Six to seven restaurant closures consisting of three to four Del Frisco’s Grilles, one Sullivan’s Steakhouse and two legacy bartacos which were anticipated at the date of acquisition; and

▪	Net capital expenditure, after tenant allowances, of $75 million to $80 million.

Further guidance on Restaurant Level EBITDA, General and administrative costs, Pre-opening expenses and Adjusted EBITDA will be provided with the Company’s full earnings release.

Forward-Looking Statements

Certain statements in this communication, including the Company’s guidance and long term goals, are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as“anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, “goal” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. All statements other than statements of historical facts contained in this communication, including references to assumptions or statements regarding our updated outlook for 2018, the Company’s long term goals, the impact of our acquisition of Barteca (the “Barteca Acquisition”) and our divestiture of Sullivan’s on our financial results and the future results of our operations and financial position, are forward-looking statements. The forward-looking statements in this communication are based upon a number of estimates and assumptions and are based on information available to us as of the date any such statements are made. We assume no obligation to update these forward-looking statements, including our long term goals. Our long term goals are not projections or guarantees of future performance. The forward-looking statements in this communication are inherently subject to significant business, economic, regulatory and competitive risks and uncertainties, many of which are beyond the Company’s control and are based upon assumptions with respect to future business strategies and decisions which are subject to change. Actual results could differ materially from those described in the statements. These risks and uncertainties include, but are not limited to the following: (i) access to financing for the combined companies on a timely basis and on reasonable terms; (ii) the impact of the combined companies’ debt levels on the ability to operate following the Barteca Acquisition; (iii) risks relating to the integration of operations, products and employees into the combined company and the possibility that the anticipated synergies and other benefits of the Barteca Acquisition will not be realized in whole or in part within expected timeframes, if at all; and (iv) the impact of the Barteca Acquisition on the combined companies’ business. Additional factors relating to our business that could cause actual results to differ materially from our forward-looking statements include our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees, the impact of the Sullivan’s divestiture on our business, including uncertainty regarding the terms of any such divestiture and our ability to generate a return on such divestiture consistent with our strategy, our ability to achieve expected levels of comparable restaurant sales increases, the performance of new restaurants and their impact on existing restaurant sales, changes in economic conditions and general trends, consumer confidence and spending patterns, increases in the cost of food ingredients and other key supplies, the risk of food-borne illnesses and other health concerns about our food, the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities, risks relating to our expansion into new markets, the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages, risks related to cost pressures, shortages or interruptions in the delivery of food and other products and services and the risks set forth in our reports filed with the Securities and Exchange Commission.

About Del Frisco’s Restaurant Group, Inc.

Based in Irving, Texas, Del Frisco's Restaurant Group, Inc. is a collection of 69 restaurants across 16 states and Washington, D.C., including Del Frisco's Double Eagle Steakhouse, Barcelona Wine Bar, bartaco, and Del Frisco's Grille.

Del Frisco's Double Eagle Steakhouse serves flawless cuisine that's bold and delicious, and offers an extensive award-winning wine list and level of service that reminds guests that they're the boss. Barcelona serves tapas both simple and elegant, using the best seasonal picks from local markets and unusual specialties from Spain and the Mediterranean, and offers an extensive selection of wines from Spain and South America featuring over 40 wines by the glass. bartaco combines fresh, upscale street food and award-winning cocktails made with artisanal spirits and freshly-squeezed juices with a coastal vibe in a relaxed environment. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.BarcelonaWineBar.com, www.bartaco.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visi www.DFRG.com